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CERTIFICATE OF INCORPORATION OF A PRIVATE LIMITED COMPANY

Company Number **9100356**

The Registrar of Companies for England and Wales, hereby certifies that

BORNCOM LIMITED

is this day incorporated under the Companies Act 2006 as a private company, that the company is limited by shares, and the situation of its registered office is in England and Wales

Given at Companies House, Cardiff, on **24th June 2014**

N09100356B

The above information was communicated by electronic means and authenticated by the Registrar of Companies under section 1115 of the Companies Act 2006

Companies House

THE OFFICIAL SEAL OF THE REGISTRAR OF COMPANIES

Companies House

IN01(ef)

Application to register a company

X3AQELWY

Received for filing in Electronic Format on the: **24/06/2014**

Company Name in full:	**BORNCOM LIMITED**
Company Type:	**Private limited by shares**
Situation of Registered Office:	**England and Wales**
Proposed Register Office Address:	**TREVIOT HOUSE 186-192 HIGH ROAD** **ILFORD** **ESSEX** **UNITED KINGDOM** **IG1 1LR**

I wish to partially adopt the following model articles: **Private (Ltd by Shares)**

Company Director *1*

Type: **Person**

Full forename(s): **MONSIEUR JEAN-CHRISTOPHE**

Surname: **CHOPIN**

Former names:

Service Address: **C/O TECHHUB 4-5 BONEHILL STREET**
LONDON
UNITED KINGDOM
EC2A 4BX

Country/State Usually Resident: **SWITZERLAND**

Date of Birth: **26/12/1964** *Nationality:* **FRENCH**

Occupation: **DIRECTOR**

Consented to Act: **Y** *Date authorised:* **24/06/2014** *Authenticated:* **YES**

Statement of Capital (Share Capital)

Class of shares	ORDINARY	*Number allotted*	100
		Aggregate nominal value	100
Currency	GBP	*Amount paid per share*	1
		Amount unpaid per share	0

Prescribed particulars

THE SHARES HAVE ATTACHED TO THEM FULL VOTING, DIVIDEND AND CAPITAL DISTRIBUTION RIGHTS

Statement of Capital (Totals)

Currency	GBP	*Total number of shares*	100
		Total aggregate nominal value	100

Initial Shareholdings

Name: **JEAN-CHRISTOPHE CHOPIN**

Address:	**C/O TECHHUB 4-5 BONEHILL STREET LONDON UNITED KINGDOM EC2A 4BX**	*Class of share:*	**ORDINARY**
		Number of shares:	**100**
		Currency:	**GBP**
		Nominal value of each share:	**1**
		Amount unpaid:	**0**
		Amount paid:	**1**

Statement of Compliance

I confirm the requirements of the Companies Act 2006 as to registration have been complied with.

Name: **JEAN-CHRISTOPHE CHOPIN**

Authenticated: **YES**

Authorisation

Authoriser Designation: **subscriber** *Authenticated:* **Yes**

COMPANY NO.

THE COMPANIES ACT 2006

COMPANY HAVING A SHARE CAPITAL

MEMORANDUM OF ASSOCIATION

- of -

BORNCOM LIMITED

COMPANY NO.

THE COMPANIES ACT 2006

COMPANY HAVING A SHARE CAPITAL

MEMORANDUM OF ASSOCIATION

- of -

BORNCOM LIMITED

Each subscriber to this memorandum of association wishes to form a company under the Companies Act 2006 and agrees to become a member of the company and to take at least one share each.

	Name of each subscriber	Authentication by each subscriber
1.	Monsieur Jean-Christophe Chopin	Authenticated electronically

Dated this 23rd June 2014

COMPANY NO.

THE COMPANIES ACT 2006

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

- of -

BORNCOM LIMITED

COMPANY NO.

THE COMPANIES ACT 2006

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

- of -

BORNCOM LIMITED

---

1. **Defined terms**

1.1 In these Articles:

"**alternate**" or "**alternate director**" has the meaning given in article 15;

"**appointor**" has the meaning given in article 15;

"**CA 2006**" means the Companies Act 2006;

"**call**" has the meaning given in article 27;

"**call notice**" has the meaning given in article 27;

"**certificate**" means a paper certificate (other than a share warrant) evidencing a person's title to specified shares or other securities;

"**certificated**" in relation to a share, means that it is not a share in respect of which a share warrant has been issued and is current;

"**Company's lien**" has the meaning given in article 25;

"**eligible director**" means a director who would be entitled to vote on the matter at a meeting of directors (but excluding any director whose vote is not to be counted in respect of the particular matter);

"**holder**" in relation to shares means the person whose name is entered in the register of members as the holder of the shares, or, in the case of a share in respect of which a share warrant has been issued (and not cancelled), the person in possession of that warrant;

"**lien enforcement notice**" has the meaning given in article 26.2;

"**member**" has the meaning given in section 112 CA 2006;

"**Model Articles**" means the regulations contained in Schedule 1 to The Companies (Model Articles) Regulations 2008;

"**notice of intended forfeiture**" has the meaning given in article 31;

"**partly paid**" in relation to a share means that part of that share's nominal value or any premium at which it was issued has not been paid to the company;

"**securities seal**" has the meaning given in article 22.2; and

"**uncertificated**" in relation to a share means that it is a share in respect of which a share warrant has been issued and is current.

1.2 Unless the context otherwise requires, other words or expressions contained in these articles bear the same meaning as in the Model Articles and CA 2006, in each case as in force on the date when these articles become binding on the Company.

1.3 Headings in these articles are used for convenience only and shall not affect the construction or interpretation of these articles.

1.4 A reference in these articles to an "article" is a reference to the relevant article of these articles unless expressly provided otherwise.

1.5 Unless expressly provided otherwise, a reference to a statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time, taking account of:

(a) any subordinate legislation from time to time made under it; and

(b) any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts.

1.6 Any phrase in these articles or the Model Articles introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

2. **Variation of Model Articles**

2.1 Subject as provided in these articles the Model Articles shall apply to the Company.

2.2 Model Articles 8(2) to 8(4), 9(1), 12(3), 12(4), 14, 17(2), 21, 24(1), 24(2), 24(5), 26, 28(2), 44(4) and 46(3) shall not apply to the Company

3. **Decision-making by directors**

3.1 Model Articles 8 to 13 inclusive do not apply so long as the Company has only one director.

3.2 For the purposes of Model Article 8, a unanimous decision of the directors may take the form of a written resolution in accordance with articles 8 and 9 or may be in electronic form.

3.3 Where a decision of the directors is taken by electronic means, that decision must be recorded in permanent form, so that it may be read with the naked eye.

3.4 A decision may not be taken in accordance with Model Article 8 if the eligible directors would not have formed a quorum at a directors' meeting.

4. **Calling directors' meetings**

4.1 Any director may call a directors' meeting.

4.2 The company secretary (if any) must call a directors' meeting if a director so requests.

4.3 A directors' meeting is called by giving notice of the meeting to the directors.

5. **Quorum at directors' meetings**

5.1 Model Article 11(2) shall be read as if the final word was deleted and the words "two eligible directors" were added in its place.

5.2 For the purposes of any meeting (or part of a meeting) held in accordance with article 11 to authorise a director's conflict, if there is only one eligible director in office other than the conflicted director(s), the quorum for that meeting (or part of a meeting) is one eligible director.

6. **Chairing directors' meetings**

6.1 The directors may appoint other directors as deputy or assistant chairmen to chair directors' meetings in the chairman's absence.

6.2 The directors may terminate the appointment of the chairman, deputy or assistant chairman at any time.

6.3 If neither the chairman nor any director appointed generally to chair directors' meetings in the chairman's absence is participating in a meeting within ten minutes of the time at which it was to start, the participating directors must appoint one of themselves to chair it.

6.4 Model Article 13(2) shall be read as if the words "to be counted" to "voting purposes" inclusive were omitted and the words "an eligible director for the purposes of that meeting (or part of a meeting)" were added in their place.

7. **Voting at directors' meetings**

7.1 Subject to the articles, a decision is taken at a directors' meeting by a majority of the votes of the participating directors.

7.2 Subject to the articles, each director participating in a directors' meeting has one vote.

7.3 Subject to the articles, if a director has an interest in an actual or proposed transaction or arrangement with the Company:

(a) that director's alternate may not vote on any proposal relating to it unless the interest has been duly declared (if so required by section 177 or section 182 CA 2006); but

(b) this does not preclude the alternate from voting in relation to that transaction or arrangement on behalf of another appointor who does not have such an interest.

8. **Proposing directors' written resolutions**

8.1 Any director may propose a directors' written resolution.

8.2 The company secretary (if any) must propose a directors' written resolution if a director so requests.

8.3 A directors' written resolution is proposed by giving notice of the proposed resolution to the directors.

8.4 Notice of a proposed directors' written resolution must indicate:

(a) the proposed resolution; and

(b) the time by which it is proposed that the directors should adopt it.

8.5 Notice of a proposed directors' written resolution must be given in writing to each director.

8.6 Any decision which a person giving notice of a proposed directors' written resolution takes regarding the process of adopting that resolution must be taken reasonably in good faith.

9. **Adoption of directors' written and unanimous resolutions**

9.1 A proposed directors' written resolution is adopted when all the directors who would have been entitled to vote on the resolution at a directors' meeting have signed one or more copies of it, provided that those directors would have formed a quorum at such a meeting.

9.2 It is immaterial whether any director signs the resolution before or after the time by which the notice proposed that it should be adopted.

9.3 Once a directors' written resolution has been adopted, it must be treated as if it had been a decision taken at a directors' meeting in accordance with the articles.

9.4 The company secretary or (if none) the directors must ensure that the Company keeps a record, in writing, of all directors' written resolutions for at least ten years from the date of their adoption.

9.5 Where a decision of the directors is taken by electronic means, that decision must be recorded in permanent form, so that it may be read with the naked eye.

10. **Directors' interests in transactions or arrangements with the Company**

10.1 If a proposed decision of the directors is concerned with an actual or proposed transaction or arrangement with the Company in which a director is in any way directly or indirectly interested, that director shall be counted as participating in the decision making process for quorum and voting purposes provided that the relevant interest either:

(a) has been duly declared in accordance with section 177 or section 182 CA 2006, as the case may require; or

(b) is not required by the terms of either of those sections to be declared.

10.2 So long as the relevant interest falls within article 10.1(a) or 10.1(b), a director who is in any way, whether directly or indirectly, interested in an existing or proposed transaction with the Company:

(a) may be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise (directly or indirectly) interested;

(b) shall be entitled to vote at a meeting of directors (or of a committee of the directors) or participate in any unanimous decision, in respect of any such matter or proposed matter in which he is interested;

(c) may act by himself or his firm in a professional capacity for the Company (otherwise than as auditor) and he or his firm shall be entitled to remuneration for professional services as if he were not a director; and

(d) may be a director or other officer of, or employed by, or a party to a transaction or arrangement with, or otherwise interested in, any body corporate in which the Company is otherwise (directly or indirectly) interested.

11. **Directors' conflicts of interest**

11.1 The provisions of this article shall apply in relation to the exercise of the power of the directors to authorise any matter which would or might otherwise constitute or give rise to a breach of the duty of a director under section 175(1) CA 2006 to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of the Company.

11.2 In this article and article 12:

"**authorise**" means to authorise in accordance with section 175(5)(a) CA 2006 and "**authorisation**", "**authorised**" and cognate expressions shall be construed accordingly;

a "**conflict of interest** " includes a conflict of interest and duty and a conflict of duties;

"**conflicted director** " means a director in relation to whom there is a conflicting matter;

"**conflicting matter**" means a matter which would or might (if not authorised) constitute or give rise to a breach of the duty of a director under section 175(1) CA 2006 to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of the Company; and

an interest or duty is "**material**" unless it cannot reasonably be regarded as likely to give rise to a conflict of interest.

11.3 The provisions of this article apply without prejudice (and subject) to the provisions of section 175(6) CA 2006. Nothing in these articles shall invalidate an authorisation.

11.4 A conflicted director seeking authorisation of any conflicting matter shall disclose to the directors the nature and extent of the conflicting matter as soon as is reasonably practicable. The conflicted director shall provide the directors with such details of the conflicting matter as are necessary for the directors to decide how to address the conflicting matter, together with such additional information as may be requested by the directors.

11.5 Any director (including the conflicted director) may propose that a conflicted director's conflicting matter be authorised. Any such proposal, and any authorisation given by the directors, shall be effected in the same way as any other matter may be proposed to and resolved on by the directors under the provisions of these articles, except that:

(a) the conflicted director and any other interested director shall not count towards the quorum nor vote on any resolution giving that authorisation; and

(b) the conflicted director and any other interested director may, if the directors so decide, be excluded from any meeting of the directors while the conflicting matter and the giving of that authorisation are under consideration.

11.6 Where the directors authorise a conflicted director's conflicting matter:

(a) the directors may (whether at the time of giving the authorisation or subsequently):

(i) require that the conflicted director is excluded from the receipt of information, the participation in discussions and/or the making of decisions (whether at meetings of the directors or otherwise) related to the conflicting matter; and

(ii) impose on the conflicted director such other terms or conditions for the purpose of dealing with any actual or potential conflict of interest which may arise from the conflicting matter as they may determine;

(b) the conflicted director shall conduct himself in accordance with any terms or conditions imposed by the directors in giving that authorisation;

(c) the directors may provide that, where the conflicted director obtains (otherwise than through his position as a director) information that is confidential to a third party, the conflicted director will not be obliged to disclose the information to the Company, or to use or apply the information in relation to the Company's affairs, where to do so would amount to a breach of that confidence;

(d) the terms of the authorisation shall be recorded in writing (but the authorisation shall be effective whether or not the terms are so recorded); and

(e) the directors may revoke or vary the authorisation at any time but no such action will affect anything done by the conflicted director prior to that action in accordance with the terms of the authorization

11.7 A director who has directly or indirectly an interest or a duty in a matter which is material and which conflicts or may conflict with the interests of the Company shall be counted as participating in the decision making process for quorum and voting purposes, notwithstanding his interest or duty, at any meeting at which the matter is considered provided that:

(a) he has disclosed the nature and extent of his interest or duty giving rise to his conflict of interest; and

(b) where his conflict of interest is constituted by or arises from a conflicting matter of his, that conflicting matter has been authorised and the director has not been required to be excluded from participation in discussions and/or the making of decisions related to the matter.

12. **<u>Additional provisions about directors' interests and conflicts</u>**

12.1 A director shall not, by reason of his office or of the resulting fiduciary relationship, be liable to account to the Company for any benefit which he (or a person connected with him) derives from:

(a) an interest to which article 10.1(a) or article 10.1(b) applies; or

(b) a conflicting matter authorised by the directors,

and no transaction or arrangement shall be liable to be avoided on the grounds of any such interest or benefit.

12.2 If a question arises at a meeting of the directors about whether a director (other than the chairman of the meeting) has an interest or a conflict of interest for the purposes of articles 10or 11, or if he can vote or be counted in the quorum, and the relevant director does not agree to abstain from voting on the issue or not to be counted in the quorum, the question must be referred to the chairman of the meeting. The ruling of the chairman of the meeting about any other director is final and conclusive, unless the nature or extent of the director's interest (so far as it is known to him) has not been fairly disclosed to the directors.

12.3 If a question of the kind referred to in article 12.2 arises about the chairman of the meeting, the question shall be decided by a resolution of the directors. The chairman of the meeting cannot vote on the question but can be counted in the quorum. The directors' resolution about the chairman of the meeting is conclusive, unless the nature and extent of the chairman's interest (so far as it is known to him) has not been fairly disclosed to the directors.

12.4 The Company may by ordinary resolution ratify any transaction or arrangement which has not been properly authorised by reason of a contravention of these articles.

13. **Appointment of directors**

13.1 In any case where, as a result of death or bankruptcy, the Company has no shareholders and no directors, the transmittee(s) of the last shareholder to have died or to have a bankruptcy order made against him (as the case may be) may, by notice in writing, appoint a natural person (including a transmittee who is a natural person), who is willing to act and is permitted to do so, to be a director.

14. **Removal of directors**

14.1 Model Article 18 applies as if in Model Article 18(f), the full stop immediately following the word "terms" were replaced by a semi-colon and the word "or" and the following words were added as paragraph (g) of that Model Article:

"that person has been absent, without the permission of the directors, for more than six consecutive months from meetings of the directors held during that period and the directors resolve that he or she should cease to be a director."

14.2 In addition and without prejudice to the provisions of sections 168 and 169 CA 2006, the Company may by ordinary resolution remove any director before the expiry of his period of office and may, if thought fit, by ordinary resolution appoint another person in his place. Removal of a director in accordance with this article shall be without prejudice to any claim that director may have for damages for breach of any contract between him and the Company.

15. **Appointment and removal of alternate directors**

15.1 Any director (the "**appointor**") may appoint as an alternate any other director, or any other person approved by resolution of the directo rs, to:

(a) exercise that director's powers; and

(b) carry out that director's responsibilities,

in relation to the taking of decisions by the directors in the absence of the alternate's appointor.

15.2 Any appointment or removal of an alternate must be effected by notice in writing to the Company signed by the appointor, or in any other manner approved by the directors.

15.3 The notice must:

(a) identify the proposed alternate; and

(b) in the case of a notice of appointment, contain a statement signed by the proposed alternate that the proposed alternate is willing to act as the alternate of the director giving the notice.

16. **Rights and responsibilities of alternate directors**

16.1 An alternate director has the same rights, in relation to any directors' meeting or directors' written resolution, as the alternate's appointor.

16.2 Except as the articles specify otherwise, alternate directors:

(a) are deemed for all purposes to be directors;

(b) are liable for their own acts and omissions;

(c) are subject to the same restrictions as their appointors; and

(d) are not deemed to be agents of or for their appointors.

16.3 A person who is an alternate director but not a director:

(a) may be counted as participating for the purposes of determining whether a quorum is participating (but only if that person's appointor is not participating); and

(b) may sign a written resolution (but only if it is not signed or to be signed by that person's appointor).

No alternate may be counted as more than one director for the above purposes.

16.4 Subject to the articles, if a director has an interest in an actual or proposed transaction or arrangement with the Company:

(a) that director's alternate may not vote on any proposal relating to it unless the interest has been duly declared (if so required by section 177 or section 182 CA 2006); but

(b) this does not preclude the alternate from voting in relation to that transaction or arrangement on behalf of another appointor who does not have such an interest.

16.5 A director who is also an alternate director has an additional vote on behalf of each appointor who is:

(a) not participating in a directors' meeting, and

(b) would have been entitled to vote if they were participating in it.

16.6 An alternate director is not entitled to receive any remuneration from the Company for serving as an alternate director except such part (if any) of the alternate's appointor's remuneration as the appointor may direct by notice in writing made to the Company.

17. **Termination of alternate directorship**

17.1 An alternate director's appointment as an alternate terminates:

(a) when the alternate's appointor revokes the appointment by notice to the Company in writing specifying when it is to terminate;

(b) on the occurrence in relation to the alternate of any event which, if it occurred in relation to the alternate's appointor, would result in the termination of the appointor's appointment as a director;

(c) on the death of the alternate's appointor; or

(d) when the alternate's appointor's appointment as a director terminates.

18. **Officers' expenses**

18.1 Model Article 20 shall be amended by the insertion of the words "[(including alternate directors)] [and the secretary (if any)]" before the words "properly incur".

19. **Allotment of shares**

19.1 Without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, all shares shall be issued to the persons, on the terms and conditions and with the rights, priorities, privileges or restrictions in each case as provided in the resolution creating or issuing the relevant shares. In the absence of any such provision, all shares shall be at the disposal of the directors who may issue them, subject to section 549 CA 2006, to such persons at such times and generally on such terms and conditions and with such rights, priorities, privileges or restrictions as they may think fit. Accordingly, and in accordance with section 567 CA 2006, sections 561(1) and 562 CA 2006 shall not apply to the Company.

19.2 No share shall be issued to any infant, bankrupt or person who, by reason of that person's mental health, is subject to a court order which wholly or partly prevents that person from personally exercising any powers or rights which that person would otherwise have.

20. **Payment of commissions on subscription for shares**

20.1 The Company may pay any person a commission in consideration for that person:

(a) subscribing, or agreeing to subscribe, for shares; or

(b) procuring, or agreeing to procure, subscriptions for shares.

20.2 Any such commission may be paid:

(a) in cash, or in fully paid or partly paid shares or other securities, or partly in one way and partly in the other; and

(b) in respect of a conditional or an absolute subscription.

21. **Certificates to be issued except in certain cases**

21.1 The Company must issue each member with one or more certificates in respect of the shares which that member holds.

21.2 This article does not apply to:

(a) uncertificated shares;

(b) shares in respect of which a share warrant has been issued; or

(c) shares in respect of which the Companies Acts permit the Company not to issue a certificate.

21.3 Except as otherwise specified in the articles, all certificates must be issued free of charge.

22. **Contents and execution of share certificates**

22.1 Every certificate must specify:

(a) in respect of how many shares, of what class, it is issued;

(b) the nominal value of those shares;

(c) the amount paid up on them; and

(d) any distinguishing numbers assigned to them.

22.2 Certificates must:

(a) have affixed to them the Company's common seal or an official seal which is a facsimile of the Company's common seal with the addition on its face of the word "Securities" (a " **securities seal** "); or

(b) be otherwise executed in accordance with the Companies Acts.

23. **Consolidated share certificates**

23.1 When a member's holding of shares of a particular class increases, the Company may issue that member with:

(a) a single, consolidated certificate in respect of all the shares of a particular class which that member holds; or

(b) a separate certificate in respect of only those shares by which that member's holding has increased.

23.2 When a member's holding of shares of a particular class is reduced, the Company must ensure that the member is issued with one or more certificates in respect of the number of shares held by the member after that reduction. But the Company need not (in the absence of a request from the member) issue any new certificate if:

(a) all the shares which the member no longer holds as a result of the reduction; and

(b) none of the shares which the member retains following the reduction, were, immediately before the reduction, represented by the same certificate.

23.3 A member may request the Company, in writing, to replace:

(a) the member's separate certificates with a consolidated certificate; or

(b) the member's consolidated certificate with two or more separate certificates representing such proportion of the shares as the member may specify.

23.4 When the Company complies with such a request it may charge such reasonable fee as the directors may decide for doing so.

23.5 A consolidated certificate must not be issued unless any certificates which it is to replace have first been returned to the Company for cancellation.

24. **Share warrants (uncertificated shares)**

24.1 The directors may issue a share warrant in respect of any fully paid share.

24.2 Share warrants must be:

(a) issued in such form; and

(b) executed in such manner,

as the directors decide.

24.3 A share represented by a share warrant may be transferred by delivery of the warrant representing it.

24.4 The directors may make provision for the payment of dividends in respect of any share represented by a share warrant.

24.5 Subject to the articles, the directors may decide the conditions on which any share warrant is issued. In particular, they may:

(a) decide the conditions on which new warrants are to be issued in place of warrants which are damaged or defaced, or said to have been lost, stolen or destroyed;

(b) decide the conditions on which bearers of warrants are entitled to attend and vote at general meetings;

(c) decide the conditions subject to which bearers of warrants may surrender their warrant so as to hold their shares in certificated or uncertificated form instead; and

(c) vary the conditions of issue of any warrant from time to time,

and the bearer of a warrant is subject to the conditions and procedures in force in relation to it, whether or not they were decided or specified before the warrant was issued.

24.6 Subject to the conditions on which the warrants are issued from time to time, bearers of share warrants have the same rights and privileges as they would if their names had been included in the register as holders of the shares represented by their warrants.

24.7 The Company must not in any way be bound by or recognise any interest in a share represented by a share warrant other than the absolute right of the bearer of that warrant to that warrant.

25. **Company's lien over partly paid shares**

25.1 The Company has a lien (" **the Company's lien** ") over every share which is partly paid for any part of:

(a) that share's nominal value; and

(b) any premium at which it was issued,

which has not been paid to the Company, and which is payable immediately or at some time in the future, whether or not a call notice has been sent in respect of it.

25.2 The Company's lien over a share:

(a) takes priority over any third party's interest in that share; and

(b) extends to any dividend or other money payable by the Company in respect of that share and (if the lien is enforced and the share is sold by the company) the proceeds of sale of that share.

25.3 The directors may at any time decide that a share which is or would otherwise be subject to the Company's lien shall not be subject to it, either wholly or in part.

26. **Enforcement of the Company's lien**

26.1 Subject to the provisions of this article, if:

(a) a lien enforcement notice has been given in respect of a share; and

(b) the person to whom the notice was given has failed to comply with it,

the Company may sell that share in such manner as the directors decide.

26.2 A lien enforcement notice:

(a) may only be given in respect of a share which is subject to the Company's lien, in respect of which a sum is payable and the due date for payment of that sum has passed;

(b) must specify the share concerned;

(c) must require payment of the sum payable within fourteen days of the notice;

(d) must be addressed either to the holder of the share or to a person entitled to it by reason of the holder's death, bankruptcy or otherwise; and

(e) must state the Company's intention to sell the share if the notice is not complied with.

26.3 Where shares are sold under this article:

(a) the directors may authorise any person to execute an instrument of transfer of the shares to the purchaser or a person nominated by the purchaser; and

(b) the transferee is not bound to see to the application of the consideration, and the transferee's title is not affected by any irregularity in or invalidity of the process leading to the sale.

26.4 The net proceeds of any such sale (after payment of the costs of sale and any other costs of enforcing the lien) must be applied:

(a) first, in payment of so much of the sum for which the lien exists as was payable at the date of the lien enforcement notice; and

(b) second, to the person entitled to the shares at the date of the sale, but only after the certificate for the shares sold has been surrendered to the Company for cancellation or a suitable indemnity has been given for any lost certificates, and subject to a lien equivalent to the Company's lien over the shares before the sale for any money payable in respect of the shares after the date of the lien enforcement notice.

26.5 A statutory declaration by a director or company secretary that the declarant is a director or company secretary and that a share has been sold to satisfy the company's lien on a specified date:

(a) is conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share; and

(b) subject to compliance with any other formalities of transfer required by the articles or by law, constitutes a good title to the share.

27. **Call notices**

27.1 Subject to the articles and the terms on which shares are allotted, the directors may send a notice (a "**call notice**") to a member requiring the member to pay the Company a specified sum of money (a "**call**") which is payable in respect of shares which that member holds at the date when the directors decide to send the call notice.

27.2 A call notice:

(a) may not require a member to pay a call which exceeds the total sum unpaid on that member's shares (whether as to the share's nominal value or any amount payable to the company by way of premium);

(b) must state when and how any call to which it relates it is to be paid; and

(c) may permit or require the call to be paid by instalments.

27.3 A member must comply with the requirements of a call notice, but no member is obliged to pay any call before fourteen days have passed since the notice was sent.

27.4 Before the Company has received any call due under a call notice the directors may:

(a) revoke it wholly or in part; or

(b) specify a later time for payment than is specified in the notice,

by a further notice in writing to the member in respect of whose shares the call is made.

28. **Liability to pay calls**

28.1 Liability to pay a call is not extinguished or transferred by transferring the shares in respect of which it is required to be paid.

28.2 Joint holders of a share are jointly and severally liable to pay all calls in respect of that share.

28.3 Subject to the terms on which shares are allotted, the directors may, when issuing shares, provide that call notices sent to the holders of those shares may require them:

(a) to pay calls which are not the same; or

(b) to pay calls at different times.

29. **When call notice need not be issued**

29.1 A call notice need not be issued in respect of sums which are specified, in the terms on which a share is issued, as being payable to the Company in respect of that share (whether in respect of nominal value or premium):

(a) on allotment;

(b) on the occurrence of a particular event; or

(c) on a date fixed by or in accordance with the terms of issue

29.2 But if the due date for payment of such a sum has passed and it has not been paid, the holder of the share concerned is treated in all respects as having failed to comply with a call notice in respect of that sum, and is liable to the same consequences as regards the payment of interest and forfeiture.

30. **Failure to comply with call notice: automatic consequences**

30.1 If a person is liable to pay a call and fails to do so by the call payment date:

(a) the directors may issue a notice of intended forfeiture to that person; and

(b) until the call is paid, that person must pay the company interest on the call from the call payment date at the relevant rate.

30.2 For the purposes of this article:

(a) the "**call payment date**" is the time when the call notice states that a call is payable, unless the directors give a notice specifyin g a later date, in which case the "call payment date" is that later date;

(b) the "**relevant rate** " is:

(i) the rate fixed by the terms on which the share in respect of which the call is due was allotted;

(ii) such other rate as was fixed in the call notice which required payment of the call, or has otherwise been determined by the directors; or

(iii) if no rate is fixed in either of these ways, five per cent per annum.

30.3 The relevant rate must not exceed by more than five percentage points the base lending rate most recently set by the Monetary Policy Committee of the Bank of England in connection with its responsibilities under Part 2 of the Bank of England Act 1998.

30.4 The directors may waive any obligation to pay interest on a call wholly or in part.

31. **Notice of intended forfeiture**

31.1 A notice of intended forfeiture:

(a) in the case of an instrument in writing be deposited at the Office or at such other place within the United Kingdom as is specified in the notice convening the meeting or in any instrument of proxy sent out by the Company in relation to the meeting not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

(b) must be sent to the holder of that share or to a person entitled to it by reason of the holder's death, bankruptcy or otherwise;

(c) must require payment of the call and any accrued interest by a date which is not less than fourteen days after the date of the notice;

(d) must state how the payment is to be made; and

(e) must state that if the notice is not complied with, the shares in respect of which the call is payable will be liable to be forfeited.

32. **Directors' power to forfeit shares**

32.1 If a notice of intended forfeiture is not complied with before the date by which payment of the call is required in the notice of intended forfeiture, the directors may decide that any share in respect of which it was given is forfeited, and the forfeiture is to include all dividends or other moneys payable in respect of the forfeited shares and not paid before the forfeiture.

33. **Effect of forfeiture**

33.1 Subject to the articles, the forfeiture of a share extinguishes:

(a) all interests in that share, and all claims and demands against the Company in respect of it, and

(b) all other rights and liabilities incidental to the share as between the person whose share it was prior to the forfeiture and the Company

33.2 Any share which is forfeited in accordance with the articles:

(a) is deemed to have been forfeited when the directors decide that it is forfeited;

(b) is deemed to be the property of the Company; and

(c) may be sold, re-allotted or otherwise disposed of as the directors think fit.

33.3 If a person's shares have been forfeited:

(a) the Company must send that person notice that forfeiture has occurred and record it in the register of members;

(b) that person ceases to be a member in respect of those shares;

(c) that person must surrender the certificate for the shares forfeited to the Company for cancellation;

(d) that person remains liable to the Company for all sums payable by that person under the articles at the date of forfeiture in respect of those shares, including any interest (whether accrued before or after the date of forfeiture); and

(e) the directors may waive payment of such sums wholly or in part or enforce payment without any allowance for the value of the shares at the time of forfeiture or for any consideration received on their disposal.

33.4 At any time before the Company disposes of a forfeited share, the directors may decide to cancel the forfeiture on payment of all calls and interest due in respect of it and on such other terms as they think fit

34. **Procedure following forfeiture**

34.1 If a forfeited share is to be disposed of by being transferred, the Company may receive the consideration for the transfer and the directors may authorise any person to execute the instrument of transfer.

34.2 A statutory declaration by a director or company secretary that the declarant is a director or company secretary and that a share has been forfeited on a specified date:

(a) is conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share; and

(b) subject to compliance with any other formalities of transfer required by the articles or by law, constitutes a good title to the share.

34.3 A person to whom a forfeited share is transferred is not bound to see to the application of the consideration (if any) nor is that person's title to the share affected by any irregularity in or invalidity of the process leading to the forfeiture or transfer of the share.

34.4 If the Company sells a forfeited share, the person who held it prior to its forfeiture is entitled to receive from the Company the proceeds of that sale, net of any commission, and excluding any amount which:

(a) was, or would have become, payable; and

(b) had not, when that share was forfeited, been paid by that person in respect of that share,

but no interest is payable to such a person in respect of those proceeds and the company is not required to account for any money earned on them.

35. **Surrender of shares**

35.1 A member may surrender any share:

(a) in respect of which the directors may issue a notice of intended forfeiture;

(b) which the directors may forfeit; or

(c) which has been forfeited.

35.2 The directors may accept the surrender of any such share.

35.3 The effect of surrender on a share is the same as the effect of forfeiture on that share.

35.4 A share which has been surrendered may be dealt with in the same way as a share which has been forfeited.

36. **Transfers of certificated shares**

36.1 Certificated shares may be transferred by means of an instrument of transfer in any usual form or any other form approved by the directors, which is executed by or on behalf of:

(a) the transferor; and

(b) (if any of the shares is partly paid) the transferee.

36.2 No fee may be charged for registering any instrument of transfer or other document relating to or affecting the title to any share.

36.3 The Company may retain any instrument of transfer which is registered.

36.4 The transferor remains the holder of a certificated share until the transferee's name is entered in the register of members as holder of it.

36.5 The directors may refuse to register the transfer of a certificated share if:

(a) the share is not fully paid;

(b) the transfer is not lodged at the Company's registered office or such other place as the directors have appointed;

(c) the transfer is not accompanied by the certificate for the shares to which it relates, or such other evidence as the directors may reasonably require to show the transferor's right to make the transfer, or evidence of the right of someone other than the transferor to make the transfer on the transferor's behalf;

(d) the transfer is in respect of more than one class of share; or

(e) the transfer is in favour of more than four transferees.

36.6 If the directors refuse to register the transfer of a share, the instrument of transfer must be returned to the transferee with the notice of refusal unless they suspect that the proposed transfer may be fraudulent.

37. **Transfers of uncertificated shares**

37.1 A transfer of an uncertificated share must not be registered if it is in favour of more than four transferees.

38. **Transmission of shares**

38.1 Nothing in these articles or the Model Articles releases the estate of a deceased member from any liability in respect of a share solely or jointly held by that member.

38.2 Model Article 27(3) shall be amended by the insertion of the words ", subject to article 13," after the word "But".

38.3 Model Article 29 shall be amended by the insertion of the words ", or the name of any person nominated under Model Article 27(2)," after the words "the transmittee's name".

39. **Exercise of transmittees' rights**

39.1 If a transmittee wishes to have a certificated share transferred to another person, the transmittee must execute an instrument of transfer in respect of it.

39.2 If a transmittee wishes to have an uncertificated share transferred to another person, the transmittee must:

(a) procure that all appropriate instructions are given to effect the transfer; or

(b) procure that the uncertificated share is changed into certificated form and then execute an instrument of transfer in respect of it.

40. **Procedure for disposing of fractions of shares**

40.1 This article applies where:

(a) there has been a consolidation or division of shares; and

(b) as a result, members are entitled to fractions of shares.

40.2 The directors may:

(a) sell the shares representing the fractions to any person including the Company for the best price reasonably obtainable;

(b) in the case of a certificated share, authorise any person to execute an instrument of transfer of the shares to the purchaser or a person nominated by the purchaser; and

(C) distribute the net proceeds of sale in due proportion among the holders of the shares.

40.3 Where any holder's entitlement to a portion of the proceeds of sale amounts to less than a minimum figure determined by the directors, that member's portion may be distributed to an organisation which is a charity for the purposes of the law of England and Wales, Scotland or Northern Ireland.

40.4 The person to whom the shares are transferred is not obliged to ensure that any purchase money is received by the person entitled to the relevant fractions.

40.5 The transferee's title to the shares is not affected by any irregularity in or invalidity of the process leading to their sale.

41. **Payment of dividends and other distributions**

41.1 Except as otherwise provided by the articles or the rights attached to shares, all dividends must be:

(a) declared and paid according to the amounts paid up on the shares on which the dividend is paid; and

(b) apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

41.2 If any share is issued on terms providing that it ranks for dividend as from a particular date, that share ranks for dividend accordingly.

41.3 For the purposes of calculating dividends, no account is to be taken of any amount which has been paid up on a share in advance of the due date for payment of that amount.

41.4 Model Article 31(1) shall apply as if the words "either in writing or as the directors may otherwise decide" were deleted from each of paragraphs (a) to (d) inclusive and replaced in each case by the words "in writing".

42. **Deductions from distributions in respect of sums owed to the Company**

42.1 If:

(a) a share is subject to the Company's lien; and

(b) the directors are entitled to issue a lien enforcement notice in respect of it,

they may, instead of issuing a lien enforcement notice, deduct from any dividend or other sum payable in respect of the share any sum of money which is payable to the Company in respect of that share to the extent that they are entitled to require payment under a lien enforcement notice.

42.2 Money so deducted must be used to pay any of the sums payable in respect of that share.

42.3 The Company must notify the distribution recipient in writing of:

(a) the fact and amount of any such deduction;

(b) any non-payment of a dividend or other sum payable in respect of a share resulting from any such deduction; and

(c) how the money deducted has been applied.

43. **Non-cash distributions**

43.1 If the shares in respect of which such a non-cash distribution is paid are uncertificated, any shares in the Company which are issued as a non-cash distribution in respect of them must be uncertificated.

44. **Unclaimed distributions**

44.1 Model Article 33(1)(a) shall be read as if:

(a) the words "to members" were inserted immediately after the word "payable"; and

(b) the words "or by way of any distribution or return of capital" were added immediately after the word "shares".

44.2 Model Article 33(3)(a) shall apply as if the words "twelve years" were deleted and the words "six years" were inserted in their place.

45. **Capitalisation of profits**

45.1 Model Article 36(1) shall apply as if the words "Subject to the articles, the" were deleted and replaced by the word "The".

45.2 Model Article 36(3) shall apply:

(a) as if the words "equal to the capitalised sum" were deleted and the words "determined by the directors" were inserted in their place; and

(b) as if the words "or partly paid (as the directors may decide)" were inserted immediately after the word "paid".

45.3 Model Article 36(4) shall apply as if the words "in or towards paying up any amounts unpaid on existing shares held by the persons entitled or" were inserted immediately after the word "applied".

46. **Written resolutions**

46.1 For the purposes of section 297(1) CA 2006, a proposed written resolution lapses if it is not passed before the end of the period of fourteen days beginning with the circulation date.

46.2 No voting rights attached to a share may be exercised on any written resolution unless all amounts payable to the Company in respect of that share have been paid.

46.3 Article 51 has effect in relation to the right to be sent proposed written resolutions.

47. **General meetings**

47.1 If the Company has no directors, any two or more members may call a general meeting (or instruct the company secretary, if any, to do so) for the purpose of appointing one or more directors. If the Company has only one member, that member may pass a written resolution for that purpose.

47.2 No voting rights attached to a share may be exercised at any general meeting, at any adjournment of it, or on any poll called at or in relation to it, unless all amounts payable to the Company in respect of that share have been paid.

47.3 Article 51 has effect in relation to the right to receive notices of general meetings.

47.4 A proxy or a representative appointed in accordance with section 323 CA 2006 may not chair a general meeting.

48. **Procedure on a poll**

48.1 Subject to the articles, polls at general meetings must be taken when, where and in such manner as the chairman of the meeting directs.

48.2 The chairman of the meeting may appoint scrutineers (who need not be members) and decide how and when the result of the poll is to be declared.

48.3 The result of a poll shall be the decision of the meeting in respect of the resolution on which the poll was demanded.

48.4 A poll on:

(a) the election of the chairman of the meeting; or

(b) a question of adjournment,

must be taken on immediately.

48.5 Other polls must be taken within thirty days of their being demanded.

48.6 A demand for a poll does not prevent a general meeting from continuing, except as regards the question on which the poll was demanded.

48.7 Model Article 44(3) shall be amended by the insertion of the words "A demand so withdrawn shall not invalidate the result of a show of hands declared before the demand was made" as a new paragraph at the end of that article.

48.8 No notice need be given of a poll not taken immediately if the time and place at which it is to be taken are announced at the meeting at which it is demanded.

48.9 In any other case, at least seven days' notice must be given specifying the time and place at which the poll is to be taken.

49. **Content of proxy notices**

49.1 Model Article 45(1) shall be amended by the insertion of the words "and a proxy notice which is not delivered in that form and that manner shall be invalid [, unless the directors, in their discretion, accept the notice at any time before the meeting]" as a new paragraph at the end of that article.

50. **Delivery of proxy notices**

50.1 Any notice of a general meeting must specify the address or addresses ("**proxy notification address**") at which the Company or its agents will receive proxy notices relating to that meeting, or any adjournment of it, delivered in hard copy or electronic form.

50.2 Subject to articles 50.3 and 50.4, a proxy notice must be delivered to a proxy notification address not less than 48 hours before the general meeting or adjourned meeting to which it relates.

50.3 In the case of a poll taken more than 48 hours after it is demanded, the notice must be delivered to a proxy notification address not less than 24 hours before the time appointed for the taking of the poll.

50.4 In the case of a poll not taken during the meeting but taken not more than 48 hours after it was demanded, the proxy notice must be delivered:

(a) in accordance with article 50.2; or

(b) at the meeting at which the poll was demanded to the chairman, secretary or any director.

50.5 An appointment under a proxy notice may be revoked by delivering a notice in writing given by or on behalf of the person by whom or on whose behalf the proxy notice was given to a proxy notification address.

50.6 A notice revoking a proxy appointment only takes effect if it is delivered before:

(a) the start of the meeting or adjourned meeting to which it relates; or

(b) (in the case of a poll not taken on the same day as the meeting or adjourned meeting) the time appointed for taking the poll to which it relates.

51. **Enjoyment or Exercise of Members' Rights**

51.1 Any member may by notice in writing to the Company nominate another person or persons as entitled to enjoy or exercise all or any specified rights of that member in relation to the Company in accordance with section 145 CA 2006.

51.2 A member who has made a nomination in accordance with article 51.1 may vary or terminate that nomination by notice in writing to the Company.

51.3 The Company shall act in accordance with every notice of nomination, variation or termination given in accordance with article 51.1 or article 51.2.

52. **Deemed delivery of documents and information**

52.1 For the purposes of section 1147(3) CA 2006, where a document or information is sent or supplied by the Company to any member by electronic means, and the Company is able to show that it was properly addressed, it is deemed to have been received by the intended recipient one hour after it was sent (but subject to section 1147(5)).

52.2 Any notice, document or other information shall be deemed served on or delivered to the intended recipient:

(a) if properly addressed and sent by prepaid United Kingdom first class post to an address in the United Kingdom, 48 hours after it was posted (or five business days after posting either to an address outside the United Kingdom or from outside the United Kingdom to an address within the United Kingdom, if (in each case) sent by reputable international overnight courier addressed to the intended recipient, provided that delivery in at least five business days was guaranteed at the time of sending and the sending party receives a confirmation of delivery from the courier service provider);

(b) if properly addressed and delivered by hand, when it was given or left at the appropriate address; and

(c) if sent or supplied by means of a website, when the material is first made available on the website or (if later) when the recipient receives (or is deemed to have received) notice of the fact that the material is available on the website.

For the purposes of this article, no account shall be taken of any part of a day that is not a working day.

52.3 In proving that any notice, document or other information was properly addressed, it shall be sufficient to show that the notice, document or other information was delivered to an address permitted for the purpose by CA 2006.

52.4 Article 52.1 does not apply where a document or information is in electronic form but is delivered by hand or by post or by other non-electronic means.

52.5 Where a document or information is sent or supplied to the Company by one person (the "**agent**") on behalf of another person (the "**sender**"), the Company may require reasonable evidence of the authority of the agent to act on behalf of the sender .

53. **Failure to notify contact details**

53.1 If:

(a) the Company sends two consecutive documents to a member over a period of at least twelve months; and

(b) each of those documents is returned undelivered, or the Company receives notification that it has not been delivered,

that member ceases to be entitled to receive notices from the Company.

53.2 A member who has ceased to be entitled to receive notices from the Company becomes entitled to receive such notices again by sending in writing to the Company:

(a) a new address to be recorded in the register of members; or

(b) if the member has agreed that the Company should use a means of communication other than sending things to such an address, the information that the Company needs in order to use that means of communication effectively.

53.3 This article shall also apply to any person nominated in accordance with article 51 to receive any notice or document.

54. **Company seals**

54.1 If the Company has an official seal for use abroad, it may only be affixed to a document if its use on that document, or documents of a class to which it belongs, has been authorised by a decision of the directors.

54.2 If the Company has a securities seal, it may only be affixed to securities by the Company secretary or a person authorised to apply it to securities by the Company secretary.

54.3 For the purposes of the articles, references to the securities seal being affixed to any document include the reproduction of the image of that seal on or in a document by any mechanical or electronic means which has been approved by the directors in relation to that document or documents of a class to which it belongs.

55. **Destruction of documents**

55.1 The Company is entitled to destroy:

(a) all instruments of transfer of shares which have been registered, and all other documents on the basis of which any entries are made in the register of members, from six years after the date of registration;

(b) all dividend mandates, variations or cancellations of dividend mandates, and notifications of change of address, from two years after they have been recorded;

(c) all share certificates which have been cancelled from one year after the date of the cancellation;

(d) all paid dividend warrants and cheques from one year after the date of actual payment; and

(e) all proxy notices from one year after the end of the meeting to which the proxy notice relates.

55.2 If the Company destroys a document in good faith, in accordance with the articles, and without notice of any claim to which that document may be relevant, it is conclusively presumed in favour of the Company that:

(a) entries in the register purporting to have been made on the basis of an instrument of transfer or other document so destroyed were duly and properly made;

(b) any instrument of transfer so destroyed was a valid and effective instrument duly and properly registered;

(c) any share certificate so destroyed was a valid and effective certificate duly and properly cancelled; and

(d) any other document so destroyed was a valid and effective document in accordance with its recorded particulars in the books or records of the Company.

55.3 This article does not impose on the Company any liability which it would not otherwise have if it destroys any document before the time at which this article permits it to do so.

55.4 In this article, references to the destruction of any document include a reference to its being disposed of in any manner.

NAME AND DESCRIPTION OF SUBSCRIBER

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1. Monsieur Jean-Christophe Chopin

   Director

Dated this 23rd June 2014